As filed with the Securities and Exchange Commission on May 27, 2011

Registration No. 333-_____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Covenant Transportation Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	88-0320154
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

400 Birmingham Highway
Chattanooga, Tennessee	37419
(Address of Principal Executive Offices)	(Zip Code)

Covenant Transportation Group, Inc.
Second Amended and Restated 2006 Omnibus Incentive Plan
(Full title of the plan)

David R. Parker
Chairman, President, and Chief Executive Officer
Covenant Transportation Group, Inc.
400 Birmingham Highway
Chattanooga, Tennessee 37419
(Name and address of agent for service)

(423) 821-1212
(Telephone number, including area code, of agent for service)
_________________________________________

Copy to:
Heidi Hornung-Scherr
Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Suite 200
Lincoln, Nebraska 68508
(402) 435-3223

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "accelerated filer," "large accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☐

Non-Accelerated filer (do not check if a smaller reporting company)	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Class A common stock, $0.01 par value per share	800,000	$8.81	$7,048,000	$818.28

(1)
Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") on the basis of the average of the high and low prices per share of the Class A common stock of Covenant Transportation Group, Inc. as reported on the NASDAQ Global Select Market on May 23, 2011.

In addition to the shares of Class A common stock set forth in the table, pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminate number of additional shares of Class A common stock as may become issuable pursuant to the anti-dilution adjustment provisions of the Covenant Transportation Group, Inc. Second Amended and Restated 2006 Omnibus Incentive Plan.

TABLE OF CONTENTS

DESCRIPTION	PAGE
EXPLANATORY NOTE	4
PART II	4
SIGNATURES	6
POWER OF ATTORNEY	6
EXHIBIT INDEX	7
EX-5 OPINION OF SCUDDER LAW FIRM, P.C., L.L.O.
EX-23.1 CONSENT OF SCUDDER LAW FIRM, P.C., L.L.O. (included in EX-5)
EX-23.2 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EX-24 POWER OF ATTORNEY

EXPLANATORY NOTE

Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), previously registered 1,000,000 shares of its Class A common stock, $0.01 par value per share ("Common Stock"), available for grant of awards under the Company's 2006 Omnibus Incentive Plan (the "Incentive Plan").  The registration of such shares of Common Stock was filed on a Form S-8 Registration Statement filed with the Securities and Exchange Commission ("SEC") on June 12, 2006 (File Number 333-134939), in accordance with the Securities Act.

On March 31, 2009, the Compensation Committee of the Board of Directors of the Company approved the first amendment to the Incentive Plan (the "First Incentive Plan Amendment") to, among other things, (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of awards under the Incentive Plan from and after the effective date of the First Incentive Plan Amendment would not exceed 700,000, and (ii) limit the shares of Common Stock that would be available for issuance or reissuance under the Incentive Plan from and after the effective date of the First Incentive Plan Amendment to the additional 700,000 shares reserved, plus any expirations, forfeitures, cancellations, or certain other terminations of such shares. The First Incentive Plan Amendment was forwarded for stockholder approval, and on May 5, 2009, at the Company's 2009 Annual Meeting, the Company's stockholders approved the adoption of the First Incentive Plan Amendment.

On March 31, 2011, the Compensation Committee of the Board of Directors of the Company approved a second amendment to the Incentive Plan (the "Second Incentive Plan Amendment") to, among other things, (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of awards under the Incentive Plan from and after the effective date of the Second Incentive Plan Amendment shall not exceed 800,000, and (ii) limit the shares of Common Stock that shall be available for issuance or reissuance under the Incentive Plan from and after the effective date of the Second Incentive Plan Amendment to the 800,000 shares reserved, plus any expirations, forfeitures, cancellations, or certain other terminations of shares.  The Compensation Committee also reapproved, subject to stockholder reapproval, the material terms of the performance-based goals under the Incentive Plan so that certain incentive awards granted thereunder would continue to qualify as exempt "performance-based compensation" under Internal Revenue Code Section 162(m).  The Second Incentive Plan Amendment and the material terms of the performance-based goals under the Incentive Plan were forwarded for stockholder approval, and on May 17, 2011, at the Company's 2011 Annual Meeting, the Company's stockholders approved the adoption of the Second Incentive Plan Amendment and reapproved the material terms of the performance-based goals under the Incentive Plan.

This Registration Statement on Form S-8 (this "Registration Statement") is being filed to register 800,000 shares of Common Stock available for issuance under the Incentive Plan, as amended by the approval and adoption of the Second Incentive Plan Amendment.  Pursuant to General Instruction E of Form S-8, the contents of the Form S-8 Registration Statement filed with the SEC on June 12, 2006 (File Number 333-134939) and the Post-Effective Amendment No. 1 to Form S-8 filed May 18, 2009 (Registration No. 333-134949) are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference:

a)	The Company's latest annual report on Form 10-K for the year ended December 31, 2010 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K; and

c)
The description of the authorized capital stock of the Company contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 701 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on May 27, 2011.

COVENANT TRANSPORTATION GROUP, INC.

By:	/s/ David R. Parker
David R. Parker
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David R. Parker, Joey B. Hogan, Mark A. Scudder, and Heidi Hornung-Scherr, and each of them, as true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution, to executive in their respective names, individually and in each capacity stated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact and to file any such amendment to this Registration Statement, exhibits thereto, and documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and their substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature, Name, and Title	Date

/s/ David R. Parker	May 27, 2011
David R. Parker Chairman, President, and Chief Executive Officer (Principal Executive Officer)

/s/ Richard B. Cribbs	May 27, 2011
Richard B. Cribbs Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ William T. Alt	May 27, 2011
William T. Alt Director

/s/ Robert E. Bosworth	May 27, 2011
Robert E. Bosworth Director

/s/ Niel B. Nielson	May 27, 2011
Niel B. Nielson Director

/s/ Bradley A. Moline	May 27, 2011
Bradley A. Moline Director

EXHIBIT INDEX

Exhibit Number	Description

4.1
Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the SEC on May 29, 2007 (File Number 0-24960))

4.2
Second Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 13, 2011 (File Number 0-24960))

5*	Opinion of Scudder Law Firm, P.C., L.L.O.
23.1*	Consent of Scudder Law Firm, P.C., L.L.O. (included in Exhibit 5)
23.2*	Consent of Independent Registered Public Accounting Firm - KPMG LLP
24*	Power of Attorney (included on signature page herein)
99.1
Covenant Transportation Group, Inc. Second Amended and Restated 2006 Omnibus Incentive Plan (Incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed with the SEC on April 5, 2011 in connection with the 2011 Annual Meeting of Stockholders (File Number 0-24960))

* Filed herewith